SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): December 8, 2008

SARS CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-51046	33-0677545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

601 108th Ave NE Suite 1908
Bellevue, WA 98004
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 866-276-7277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 7, 2008, Christopher Wain was appointed as Interim Chief Executive Officer of the SARS Corp., a Nevada corporation (“SARS” or the “Company”).  On December 8, 2008 the Company and Mr. Wain executed an employment agreement under which Mr. Wain will serve as the Company’s Chief Executive Officer (the “Agreement”).  Mr. Wain, as Chief Executive Officer of the Company, shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.  The terms of Mr. Wain’s employment are set forth in his Employment Agreement, attached hereto as Exhibit 10.2.

Under the terms of the Agreement, the Company agrees to pay Mr. Wain, as Mr. Wain’s salary for the services, (i) Five Thousand Dollars (USD $5,000) per week (paid bi-weekly) and (ii) an equity award equal to eighteen percent (18%) of the current issued and outstanding common stock of the Company, which is equal to 8,893,425 shares of restricted common stock.

Mr. Wain, 47, has over 25 years of engineering, management, manufacturing and integration experience.  Since 2000, Mr. Wain has worked with ASAI Consulting (“ASAI”).  With ASAI, Mr. Wain has focused on engineering, research and development, business development, contract negotiation and management, manufacturing outsource (internationally), operations management, finance and human resources.  Mr. Wain has been a consultant with the Company since March, 2008, and has served as the Company’s Interim CEO since July, 2008.  Additionally, Mr. Wain has worked with British Aerospace, British Petroleum, General Electric, Bombardier, Alenia and Ciba Geigy.  Mr. Wain obtained his bachelor’s degree in mechanical engineering from the University of Middlesex.

Mr. Wain is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Wain is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Item 9.01 Financial Statements and Exhibits

Please see the exhibit index following the signature page.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 12, 2008	SARS Corporation

	By:	/s/ Christopher Wain
Christopher Wain
Chief Executive Officer

Exhibit Index:
10.2	Wain Employment Agreement